(m)(1)(i)

May 1, 2016

Voya Government Money Market Portfolio

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio) Class S Second Amended and Restated Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC (“VID”) hereby waives a portion of the distribution fee payable to VID for the Portfolio listed on the attached Schedule 1 of the Voya Government Money Market Portfolio Second Amended and Restated Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Class S Shares of the Portfolio, as if the distribution fee specified in the Plan were 0.15%.

By this letter, we agree to waive this amount for the period from May 1, 2016 through May 1, 2017.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Government Money Market Portfolio.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2016

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

Voya Government Money Market Portfolio

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

May 1, 2016

SCHEDULE 1

Funds

Voya Government Money Market Portfolio